Exhibit 99.1

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Announces First Quarter 2006 Earnings
Investor/Analyst Conference Call Scheduled for May 2, 2006 at 10:00 a.m. EST
ATLANTA, May 1, 2006 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $2.9 million for the first quarter of 2006, compared to net income of $2.8 million for the first quarter of 2005. On a diluted per share basis, net income available to common shareholders was $0.07 for the first quarter of 2006 and 2005.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the first quarter of 2006 totaled $19.9 million, or $0.46 per diluted share, compared to $22.0 million, or $0.51 per diluted share, for the first quarter of 2005. The Company’s reported FFO for the first quarter of 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of a technology investment. A reconciliation of FFO to FFO excluding certain items and charges is included in the financial data (Table 1) accompanying this press release.
The Company’s reported FFO for the first quarter of 2006 included approximately $0.03 per diluted share of non-cash other income related to the mark-to-market of an interest rate swap and the adoption of SFAS 123(R) related to stock option accounting. These amounts were not included in the Company’s previously issued FFO guidance for the first quarter of 2006 of $0.40 to $0.44 per diluted share.
Said David Stockert, CEO and President of Post Properties, “We continue to experience a solid underpinning to our business today, with good growth in employment, population and new households in each of our markets. We took advantage of favorable market conditions in the first quarter to produce more than 7 percent year-over-year growth in net operating income of our apartment communities, on a “same-store” basis. Over the past two quarters, the rate of growth in this important profit measure has been higher than at any time in at least the past five years.”
Mature (Same Store) Community Data
For the first quarter of 2006, average economic occupancy at the Company’s 51 mature (same store) communities, containing 18,787 apartment units, was 95.2%, compared to 93.8% for the first quarter of 2005.
Total revenues for the mature communities increased 5.2% during the first quarter of 2006, compared to the first quarter of 2005, and operating expenses increased 2.2%, producing a 7.2% increase in same store net operating income (NOI), or $2.6 million.
On a sequential basis, total revenues for the mature communities increased 0.4%, and operating expenses increased 5.1%, producing a 2.4% decrease in same store NOI for the first quarter of 2006, compared to the fourth quarter of 2005. Property operating expenses were impacted unfavorably in the first quarter of 2006 by increased accruals for estimated annual property taxes and insurance, compared to the fourth quarter of 2005. For the first quarter of 2006, average economic occupancy at the mature communities was 95.2% compared to 95.7% for the fourth quarter of 2005.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Condominium Activity
The Company is converting four apartment communities to condominiums through a taxable REIT subsidiary: 588™, comprised of 127 units located in the Uptown submarket of Dallas, TX, Harbour Place City HomesTM, comprised of 206 units located on Harbour Island in Tampa, FL, RISETM, comprised of 143 units located in the Midtown submarket of Houston, TX, and The Peachtree Residences™, a 19-story, 121-unit high-rise located in the Buckhead submarket of Atlanta, GA. The Peachtree Residences™ is owned through an unconsolidated joint venture in which the Company’s interest is 35%.
During the three months ended March 31, 2006, the Company closed the sales of 12 units at 588™ for aggregate gross sales prices of approximately $3.0 million and closed the sales of 13 units at The Peachtree Residences™ for aggregate gross sales prices of approximately $4.1 million. As of April 24, 2006, the Company in the aggregate had closed or had under contract 122 units (96%) at 588™ and 73 units (60%) at The Peachtree Residences™.
The Company expects to begin closing the sale of condominium homes at Harbour Place City Homes™ and RISE™ in the second quarter of 2006. As of April 24, 2006, the Company in the aggregate had closed or had under contract 82 units (40%) at Harbour Place City Homes™ and 5 units (3%) at RISETM.
To date, the Company has also entered into contracts to sell 91 units (63%) at The Condominiums at Carlyle SquareTM, a 145-unit for-sale condominium development located within the master-planned Carlyle submarket in the Washington, D.C. suburb of Alexandria, VA. The first condominium units at that development are expected to be delivered in late 2006 or early 2007. There can be no assurance that condominium units under contract at any of the Company’s condominium conversion or development communities will close.
During the three months ended March 31, 2006 and 2005, the Company recognized approximately $0.4 million, or $0.01 per diluted share, of incremental gains on condominium sales in FFO, net of provision for income taxes. Such gains are reported as gains on sales of real estate assets in discontinued operations and in the equity in earnings of unconsolidated entities in the Company’s consolidated statements of operations. In addition, during the three months ended March 31, 2006 and 2005, the Company recognized in continuing operations certain sales and marketing costs which are not capitalized totaling approximately $158,000 and $110,000, respectively, primarily associated with The Condominiums at Carlyle Square™ development.
Development and Other Investment Activity
Development Activity and Land Acquisitions
The Company previously announced that it had commenced construction of the first phase of a residential development, named Post Alexander™, located in the Buckhead submarket of Atlanta, GA adjacent to Phipps Plaza. The development will include approximately 307 apartment homes in a 5-story mid-rise building over a podium parking structure. The project will contain approximately 300,000 residential square feet with an average unit size of nearly 1,000 square feet. The Company expects to begin delivering apartment homes in the first quarter of 2008. The project is expected to have a total cost of approximately $62 million.
The Company also previously announced that it had commenced construction of a residential condominium development, named Mercer Square™, located in the Uptown submarket of Dallas, TX along McKinney Avenue. The development will include approximately 85 for-sale condominium homes in a 4-story mid-rise building. The project will contain approximately 95,000 residential square feet with an average unit size of approximately 1,100 square feet. The Company expects to begin delivering condominium homes for sale in the summer of 2007. The project is expected to have a total cost of approximately $17 million.
During the first quarter of 2006, the Company and its affiliates closed on interests in two land sites in Atlanta, GA and one land site in Dallas, TX for a total investment of approximately $34 million. The Atlanta sites include an approximately 4-acre parcel located in the Buckhead submarket on which, as previously announced, the Company and its partners plan to develop two mixed-use, high-rise buildings that will include for-sale condominiums, office and retail amenities, and a second approximately 2-acre parcel in the Downtown/Centennial Olympic Park area on which the Company and its partner have future plans for a mixed-use project that may include rental apartments, for-sale condominiums and retail. The Dallas land site consists of an approximately 7-acre parcel that is part of an approximately 15-acre mixed-use development in the high-technology corridor of Richardson (a Dallas suburb) on which the Company plans to develop approximately 435 apartment homes and service-oriented retail.
As of March 31, 2006, the Company’s aggregate development pipeline was approximately $179 million. The Company also owns or has under contract land that will allow for the development of more than 3,500 multifamily units. This undeveloped land is located in Atlanta, GA, Dallas, TX, metropolitan Washington D.C., Houston, TX and Tampa FL. The Company expects to begin actual development of the land sites discussed above in 2006, 2007 and 2008. The Company anticipates that its aggregate development pipeline could exceed $300 million by year end 2006.
Apartment Acquisitions
As previously announced, the Company, through a Section 1031 exchange intermediary, acquired two properties in Austin, TX during the first quarter of 2006, Post Barton Creek™, a 160-unit apartment community, and Post Park Mesa™, a 148-unit apartment community.
New Revolving Lines of Credit/Financing Activity
The Company today announced that it has refinanced its unsecured revolving line of credit facilities. The new facilities include a $450 million, 4-year senior unsecured revolving line of credit facility and a $30 million, 4-year unsecured cash management line of credit facility, which mature in April 2010. The new credit facilities amend and restate the Company’s existing $350 million and $20 million unsecured revolving line of credit facilities, respectively, that were set to mature in January 2007.
The new unsecured credit facilities currently bear an interest rate of 57.5 basis points over the London Interbank Offered Rate (LIBOR) and require the payment of annual facilities fees currently equal to 15 basis points based on the aggregate loan commitments. The unsecured credit facilities provide for the interest rate and facility fee to be adjusted up or down based on changes in the credit ratings of the Company’s senior unsecured debt. The $450 million senior unsecured credit facility also includes an uncommitted competitive bid option generally for up to 50% of the facility, as long as the Company maintains its investment grade credit rating. The unsecured credit facilities also contain customary representations, covenants and events of default.
“We are pleased to have been able to take advantage of Post’s solid financial position and favorable capital market conditions to extend the maturity, reduce the cost, and increase the capacity on our unsecured revolving lines of credit. We believe that the new credit facilities will afford Post greater flexibility and liquidity to fund its capital needs and growing development pipeline,” said Christopher Papa, Post’s Chief Financial Officer.
Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. were the lead arrangers for the $450 million senior unsecured credit facility and the facility was provided by a syndicate of 11 banks. Wachovia Bank, National Association, serves as administrative agent for the senior unsecured credit facility and also provided the $30 million cash management unsecured credit facility.

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 45.2% at March 31, 2006. Variable rate debt as a percentage of total debt was 23.1% at March 31, 2006. As of March 31, 2006, the Company had outstanding borrowings of approximately $211.9 million on its combined unsecured lines of credit.
A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.
Second Quarter 2006 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and future expected view of apartment market and general economic conditions as well as other risks outlined below. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
For the second quarter of 2006, the Company expects that its net income will be in the range of $0.20 to $0.27 per diluted share and that FFO will be in the range of $0.45 to $0.48 per diluted share.
The estimates of per share FFO for the second quarter of 2006 are based on the following assumptions: an expected increase in same store NOI of 1.0% to 2.0% sequentially, compared to the first quarter 2006, based primarily on revenues that are expected to increase 1.8% to 2.2% sequentially and operating expenses that are expected to increase 2.5% to 3.0% sequentially; incremental profit from condominium sales that are expected to be $0.04 to $0.05 per diluted share; and general and administrative expenses, investment and development costs, and property management expenses that, in the aggregate, are expected to increase modestly compared to the first quarter of 2006. On a year-over-year basis, same store NOI is expected to increase 4.6% to 5.7% in the second quarter of 2006, compared to the second quarter of 2005, based primarily on revenues that are expected to increase 5.2% to 5.6% and operating expenses that are expected to increase 5.6% to 6.1%.
A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the second quarter of 2006 is included in the financial data (Table 5) accompanying this press release.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations section of the Company’s web site at www.postproperties.com.
The ability to access the attachments on the Company’s web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 24 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of straight-line, long-term ground lease expense. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures – The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “recurring capital expenditures” and “non-recurring capital expenditures.”
FFO and AFFO Excluding Certain Charges – The Company uses FFO and AFFO excluding certain items and charges, such as gains on the sale of technology investment as operating measures. The Company reports FFO and AFFO excluding certain items and charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain items and charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such items and charges. The Company further believes that the gains on sale of technology investment recorded in 2005 were not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company’s performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company’s consolidated statements of operations entitled “net income available to common shareholders.”
Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, May 2, 2006, at 10 a.m. EDT. The telephone numbers are 800-289-0494 for US and Canada callers and 913-981-5520 for international callers. The access code is 4513703. The conference call will be open to the public and can be listened to live on Post’s web site at www.postproperties.com under corporate information/investor information. The replay will begin at 1:00 p.m. EDT on May 2, 2006, and will be available until Monday, May 8, 2006, at 11:59 p.m. EDT. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 4513703. A replay of the call also will be archived on Post’s web site under corporate information/investor information. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations section of the Company’s web site at www.postproperties.com.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living.

Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,057 apartment homes in 61 communities, including 545 apartment units in two communities held in unconsolidated entities and 512 apartment units in two communities currently under construction. The Company is also developing 230 for-sale condominium homes and is converting 597 apartment units in four communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statement:
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ended June 30, 2006 (including the Company’s assumptions for such performance and expected levels of costs and expenses to be incurred), anticipated condominium conversion and anticipated development and sales activities. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its annual report on Form 10-K dated December 31, 2005, as amended; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with environmental and other regulatory matters, including the Americans with Disabilities Act and the Fair Housing Act ; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s annual report on Form 10-K dated December 31, 2005, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended
	March 31,
	2006	2005
OPERATING DATA
Revenues from continuing operations	$74,193	$69,486
Net income available to common shareholders	$2,892	$2,767
Funds from operations available to common shareholders and unitholders (Table 1)	$19,949	$21,981
Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)	$19,949	$16,714

Weighted average shares outstanding – diluted	42,653	40,167
Weighted average shares and units outstanding – diluted	43,707	42,614

PER COMMON SHARE DATA – DILUTED
Net income available to common shareholders	$0.07	$0.07

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.46	$0.51

Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)(1)	$0.46	$0.39

Dividends declared	$0.45	$0.45

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 219 shares and units for the three months ended March 31, 2005. Such dilutive securities were antidilutive to the income per share computations in the three months ended March 31, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles for such period.

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended
	March 31,
	2006	2005
Net income available to common shareholders	$2,892	$2,767
Minority interest of common unitholders – continuing operations	63	(17)
Minority interest in discontinued operations	9	185
Depreciation on wholly-owned real estate assets, net	16,833	18,749
Depreciation on real estate assets held in unconsolidated entities	225	297
Gains on sales of real estate assets, net of provision for income taxes – discontinued operations	(401)	(358)
Incremental gains on condominium sales, net of provision for income taxes (1)	401	358
Gains on sales of real estate assets – unconsolidated entities	(25)	—
Incremental gains on condominium sales – unconsolidated entities (1)	(48)	—

Funds from operations available to common shareholders and unitholders, as defined	19,949	21,981
Gain on sale of technology investment	—	(5,267)

Funds from operations available to common shareholders and unitholders, excluding certain items and charges	$19,949	$16,714

Weighted average shares and units outstanding — diluted (2)	43,707	42,833

Funds from operations — per share and unit — diluted (2)	$0.46	$0.51

Funds from operations, excluding certain items and charges – per share and unit (2)	$0.46	$0.39

(1)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 17 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 219 shares and units for the three months ended March 31, 2005. Such dilutive securities were antidilutive to the income per share computations in the three months ended March 31, 2005 since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended
	March 31,	March 31,	December 31,
	2006	2005	2005
Total same store NOI	$39,043	$36,433	$40,004
Property NOI from other operating segments	1,007	390	1,698

Consolidated property NOI	40,050	36,823	41,702
Add (subtract):
Other revenues	65	71	59
Interest income	120	165	78
Minority interest in consolidated property partnerships	(29)	113	28
Depreciation	(16,674)	(18,364)	(17,183)
Interest expense	(13,432)	(14,998)	(12,986)
Amortization of deferred financing costs	(935)	(1,688)	(954)
General and administrative	(4,426)	(4,390)	(4,799)
Investment, development and other expenses	(1,708)	(1,530)	(1,136)
Severance charges	—	—	(796)
Equity in income of unconsolidated entities	312	147	472
Other income	1,149	5,267	—
Minority interest of common unitholders	(63)	17	(146)

Income from continuing operations	4,429	1,633	4,339
Income from discontinued operations	372	3,043	1,247

Net income	$4,801	$4,676	$5,586

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three months ended,					1Q ’06
	March 31,	March 31,	December 31,	1Q ‘06	4Q ‘05	% Same
	2006	2005	2005	% change	% change	Store NOI

Rental and other revenues
Atlanta	$27,232	$26,440	$27,449	3.0%	(0.8)%
Dallas	10,827	10,288	10,842	5.2%	(0.1)%
Tampa	6,817	6,293	6,598	8.3%	3.3%
Washington, DC	8,109	7,703	8,035	5.3%	0.9%
Charlotte	3,459	3,168	3,399	9.2%	1.8%
Houston	2,658	2,441	2,613	8.9%	1.7%
New York	3,246	2,965	3,203	9.5%	1.3%
Orlando	991	902	976	9.9%	1.5%

Total rental and other revenues	63,339	60,200	63,115	5.2%	0.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	10,168	10,030	9,665	1.4%	5.2%
Dallas	4,924	4,715	4,843	4.4%	1.7%
Tampa	2,511	2,530	2,498	(0.8)%	0.5%
Washington, DC	2,782	2,775	2,548	0.3%	9.2%
Charlotte	1,088	1,063	995	2.4%	9.3%
Houston	1,286	1,269	1,158	1.3%	11.1%
New York	1,130	962	985	17.5%	14.7%
Orlando	407	423	419	(3.8)%	(2.9)%

Total	24,296	23,767	23,111	2.2%	5.1%

Net operating income
Atlanta	17,064	16,410	17,784	4.0%	(4.0)%	43.8%
Dallas	5,903	5,573	5,999	5.9%	(1.6)%	15.1%
Tampa	4,306	3,763	4,100	14.4%	5.0%	11.0%
Washington, DC	5,327	4,928	5,487	8.1%	(2.9)%	13.6%
Charlotte	2,371	2,105	2,404	12.6%	(1.4)%	6.1%
Houston	1,372	1,172	1,455	17.1%	(5.7)%	3.5%
New York	2,116	2,003	2,218	5.6%	(4.6)%	5.4%
Orlando	584	479	557	21.9%	4.8%	1.5%

Total same store NOI	$39,043	$36,433	$40,004	7.2%	(2.4)%	100.0%

Table 4
Computation of Debt Ratios
(In thousands)

	As of March 31,
	2006	2005
Total real estate assets per balance sheet	$1,981,494	$1,973,778
Plus:
Company share of real estate assets held in unconsolidated entities	38,702	43,287
Company share of accumulated depreciation – assets held in unconsolidated entities	3,147	2,250
Accumulated depreciation per balance sheet	515,942	470,721
Accumulated depreciation on assets held for sale	18,109	69,537

Total undepreciated real estate assets (A)	$2,557,394	$2,559,573

Total debt per balance sheet	$1,039,948	$1,161,240
Plus:
Company share of third party debt held in unconsolidated entities	23,450	23,450
Less:
Joint venture partners’ share of mortgage debt of the company	(1,907)	(11,047)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,061,491	$1,173,643

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	41.5%	45.9%

Total debt per balance sheet	$1,039,948	$1,161,240
Plus:
Company share of third party debt held in unconsolidated entities	23,450	23,450
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	(1,907)	(11,047)

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,156,491	$1,268,643

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partners’ share of debt) (C÷A)	45.2%	49.6%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended
	June 30, 2006
	Low Range	High Range
Forecasted net income, per share	$0.20	$0.27
Forecasted real estate depreciation, per share	0.38	0.37
Forecasted gains on property sales, per share	—	—
Forecasted gains on condominium sales, net of provision for income taxes, per share	(0.17)	(0.21)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes, per share	0.04	0.05

Forecasted funds from operations, per share	$0.45	$0.48